Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES PRICING OF TENDER OFFER

FOR ANY AND ALL OF ITS 7.50% NOTES DUE 2021

BIRMINGHAM, Ala., December 22, 2017 – Vulcan Materials Company (NYSE:VMC) (the “Company”) announced today the pricing of the previously announced cash tender offer for any and all of its 7.50% Notes due 2021 (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase, dated December 18, 2017, and the related letter of transmittal and notice of guaranteed delivery (the “Tender Offer Documents”). The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the tender offer.

The tender offer will expire at 5:00 p.m., New York City time today unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the tender and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase and who deliver Notes in accordance with such notice, will be eligible to receive in cash the Notes Consideration described below.

Notes	CUSIP Number/ISIN	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Treasury Yield	Fixed Spread	Notes Consideration (1)(2)
7.50% Senior Notes due 2021	CUSIP No. 929160 AR0 ISIN US929160AR05	$600,000,000	1.875% due 12/15/2020	FIT1	2.003%	+35 bps	$1,170.24

(1)	Per $1,000 principal amount.
(2)	Calculated on the basis of pricing for the U.S. Treasury Reference Security as of 11:00 a.m., New York City time, on December 22, 2017.

The “Notes Consideration” was determined by the dealer manager for the tender offer in the manner described in the offer to purchase by reference to the Fixed Spread for the Notes plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above today at 11:00 a.m., New York City time. The Company has issued a notice of redemption to the holders of the Notes to redeem any and all Notes that remain outstanding after the completion of the tender offer. Holders whose Notes are not repurchased in the tender offer will instead receive the “make-whole” redemption price based on the redemption spread of 50 basis points over the yield of the applicable U.S. Treasury Security, plus accrued and unpaid interest to the date of redemption of January 17, 2018.

Holders will also receive accrued and unpaid interest on the Notes validly tendered and accepted for purchase from the December 15, 2017 interest payment date up to, but not including, the date the Company makes payment for such Notes, which date is anticipated to be December 28, 2017.

BofA Merrill Lynch is the dealer manager in connection with the tender offer. D.F. King & Co. (“D.F. King”) is the tender and information agent for the tender offer.

For additional information regarding the terms of the tender offer, please contact BofA Merrill Lynch at 888-292-0070 (toll-free) or 980-388-3646 (collect). Questions regarding the tender offer should be directed to D.F. King at 212-269-5550 (banks and brokers) or 877-361-7972 (all others).

The complete terms and conditions of the tender offer are described in the Tender Offer Documents, which are available at http://www.dfking.com/vmc and may also be obtained by contacting D.F. King by telephone.

None of the Company, the dealer manager, D.F. King or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the Notes. The tender offer is being made solely by means of the Tender Offer Documents.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from expectations. Readers are strongly encouraged to read the full cautionary statements contained in Vulcan Materials Company filings with the SEC. Vulcan Materials Company disclaims any obligation to update or revise any forward-looking statements.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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